Exhibit 23.1

CONSENT OF HAM, LANGSTON & BREZINA, LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-183609, 333-167305, 333-149724 and 333-175303) and S-3 (File No. 333-204329) of American Electric Technologies, Inc. of our report dated March 28, 2017 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2017 and 2016, which appears in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

March 29, 2018